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              PERKINS FAMILY RESTAURANTS  -  NATIONAL HEADQUARTERS
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     6075 POPLAR AVENUE - SUITE 800 - MEMPHIS, TN 38119-4709 - 901-766-6400


DONALD F. WISEMAN
Vice President
General Counsel & Secretary

                                                                       EXHIBIT 5


                                March 29, 1995



Perkins Family Restaurants, L.P.
6075 Poplar Avenue, Suite 800
Memphis, TN  38119

Dear Sirs:

         I am the General Counsel of Perkins Family Restaurants, L.P., a Delaware Limited Partnership (the "Partnership"). I have acted as such for the Partnership in connection with the preparation and filing with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the Registration Statement") for the purpose of registering units of limited partnership interests (the "Units") of the Partnership issuable in connection with the Perkins Family Restaurants, L.P. Restricted Limited Partnership Unit Plan (the "Plan"). In such capacity, I have examined the Amended and Restated Agreement of Limited Partnership of Perkins Family Restaurants, L.P., the Certificate of Incorporation and Bylaws of Perkins Management Company, Inc., the general partner of the Partnership, and such other documents and proceedings related to such Partnership as I deemed necessary or appropriate for the purpose of rendering the opinion expressed herein.

         Based on the foregoing, in my opinion, the Units when issued pursuant to the Plan, and in the manner described therein, will be duly authorized and validly issued.

         I consent to the filing of the form of this opinion as Exhibit 5 to the Registration Statement.

                                        Sincerely,

                                        Donald F. Wiseman



DFW:pt